UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 26, 2015

WINS FINANCE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-36592	N/A
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1F, Building 7

No. 58 Jianguo Road, Chaoyang District

Beijing 100024, People’s Republic of China

+8610-8225-5118

(Address, including zip code, of registrant's principal executive offices and registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

The registrant, Wins Finance Holdings Inc., a Cayman Islands company, reported in a Current Report filed on Form 8-K on October 30, 2015 that the transactions (the “Transactions”) contemplated by an Agreement and Plan of Reorganization (the “Merger Agreement”), originally entered into on April 24, 2015 and amended on May 5, 2015, by and among the registrant, Sino Mercury Acquisition Corp. (“Sino”), Wins Finance Group Limited (“WFG”), and the shareholders of WFG had been completed on October 26, 2015. Upon the completion of the Transactions (i) Sino merged with and into the registrant, with the registrant surviving the merger and (ii) the shareholders of WFG exchanged 100% of the ordinary shares of WFG for ordinary shares of the registrant. As a result of the Transactions, the registrant became the successor of Sino and WFG became a wholly-owned subsidiary of the registrant.

This Amendment No.1 to Form 8-K amends the Current Report filed by the registrant on October 30, 2015 and is filed for the purpose of providing (i) financial statements required by Item 9.01(a) of Form 8-K and (ii) pro forma financial information required by Item 9.01 (b) of Form 8-K and Article 11 of Regulation S-X as a result of the completion of the Transactions. It also discloses additional information under Item 8.01 of Form 8-K.

Item 8.01 Other Events.

As a result of the completion of the Transactions, the ordinary shares, par value $0.0001 per share, of the registrant are deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by virtue of paragraph (a) of Rule 12g-3 under the Exchange Act. The ordinary shares of the registrant commenced trading on the Nasdaq Capital Market on October 28, 2015.

The registrant is also providing the following Management’s Discussion and Analysis of Financial Condition and Results of Operations of WFG in connection with the unaudited consolidated financial statements of WFG and related notes that are attached to this Amendment No.1 as Exhibit 99.1. The Management’s Discussion and Analysis of Financial Condition and Results of Operations of WFG should be read in conjunction with such unaudited consolidated financial statements and related notes. The following discussion contains forward-looking statements that involve risks and uncertainties. As a result of various factors, including those set forth under the heading “Risk Factors” in the registrant’s Registration Statement on Form S-4 (Registration No. 333-204074), originally filed with the SEC on May 11, 2015, and those set forth under the heading “Risk Factors” in the registrant’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2015, actual future results of WFG, which will be combined with those of the registrant for periods on and after October 26, 2015 as a result of the completion of the Transactions, may be materially different from what the registrant currently expects.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF WFG

Overview

WFG is a leading and integrated lending solution provider mainly serving small-and-medium sized enterprises (“SMEs”) in the People’s Republic of China (the “PRC”) cities of Jinzhong City in Shanxi Province and Beijing. WFG is currently engaged primarily in the following businesses:

●	Financial Guarantee Business: Through its PRC wholly-owned subsidiary Shanxi Dongsheng Finance Guarantee Co., Ltd. (“Dongsheng Guarantee”), WFG provides guarantees of loans from banks and other financial institutions to its customers ;

●	Direct Financing Lease Business: Through its PRC wholly-owned subsidiary Jinshang International Financial Leasing Co., Ltd. (“Jinshang Leasing”), WFG provides to its customers financing lease services that provide them with additional cash flow;

●	Financial Advisory and Agency Business: Through both Dongsheng Guarantee and Jinshang Leasing, WFG provides to its customers financing solutions and other financial advisory services, such as tax-planning and cost management, in conjunction with its financial guarantee and financing lease services for those customers.

WFG’s subsidiaries have been engaging in the financial guarantee business in China for nine years, since 2006. As of September 30, 2015 the registered capital and net assets of Dongsheng Guarantee were $47.6 million (RMB300 million) and $194.1 million (RMB1211.1 million). The guarantee contracts provide that Dongsheng Guarantee will pay its customers’ obligations to the lenders, including principal and accrued interest under the loans, if the customers fail to pay the obligations when they are due. Dongsheng Guarantee’s guarantee fees are generally in the range of 4% to 6% of the amount of the principal of the guaranteed loan for guarantees with a term of 12 months, which is the typical term .As of September 30, 2015 and June 30, 2015, the aggregate outstanding balances of loans guaranteed by Dongsheng Guarantee were $121.1 million and $126.2 million, respectively. The decrease in the aggregate outstanding balances from June 30 to September 30, 2015 was primarily attributable to the expiration of existing guarantee contracts that were not fully replaced with new contracts.

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WFG’s financial leasing business was started as a way to supplement Dongsheng Guarantee’s financial guarantee business, and was initially derived primarily from Dongsheng Guarantee’s established guarantee customers, serving as an alternative financing solution for SME customers that owned unencumbered valuable equipment. Most of the initial customers of the financing lease business were also customers of the financial guarantee business. In 2009, due to the growing needs of SMEs outside of WFG’s existing guarantee customers, WFG formed Jinshang Leasing a separate Beijing-based subsidiary.

Between 2009 and September 30, 2015, Jinshang Leasing entered into financing lease contracts with an aggregate value of $134.3 million. The balances of WFG’s net investment in direct financing leases were $25.3 million and $25.8 million, respectively, as of September 30, 2015 and June 30, 2015.

WFG makes short-term investments in asset management products issued by banks and other financial institutions with original maturities of one, three or five years, but that may be redeemed at any time. The interest rates of such investments range from 5% to 15% per year. Balances were $179.9 million and $184.2 million, respectively, as of September 30, 2015 and June 30, 2015.

WFG’s principal businesses are exposed to credit risks, including customer defaults in WFG’s financial guarantee service business and impairment losses on WFG’s investments in its financing lease business. In order to manage these risks, WFG has implemented a credit evaluation and risk management system, which was developed by WFG based on its industry knowledge and its experience in serving its customers. WFG’s default rate was 0.0% and 0.4%, respectively, in its guarantee business for the three months ended September 30, 2015 and 2014. During these periods there were several financial leasing contracts outstanding. Impairment losses on WFG’s lease receivables were immaterial for both the three months ended September 30, 2015 and the three months ended September 30, 2014.

WFG’s net revenue, which consists primarily of guarantee commissions, direct financing lease interest income, and advisory fees generated from its financial advisory and lease agency business, was $ 2,216,163 for the three months ended September 30 2015, representing a 35.5% decrease from $3,433,773 for the three months ended September 30, 2014. Interest on short-term investments was $ 3,587,140 for the three months ended September 30, 2015, representing a decrease of $394,867 from $ 3,982,007 for the three months ended September 30, 2014. The decrease was primarily attributable to a decrease in the average amount of short-term investments and a decrease in the interest rates paid on the investments. Net income for the three months ended September 30, 2015 was $ 4,656,654, representing a 24.9% decrease from $ 6,202,406 for the three months ended September 30, 2014.

Key Factors and Trends

WFG’s business and operating results in the three months ended September 30, 2015 have been affected by the following factors, and may continue to be affected in the near term:

Economic Conditions in China

The demand for financial guarantee, leasing, and advisory services from SMEs is dependent upon overall economic conditions in China. General economic factors, including slowing growth in the Chinese economy, tightened monetary policy, the interest rate environment and the bankruptcy rate, have tended to affect SMEs’ ability and willingness to seek loans. The recent slowing growth of the Chinese economy has affected the ability of many SMEs to generate cash flow to repay debt, which in turn has tended to decrease the SMEs’ willingness to seek loans and potentially default on their loans. In addition, we believe that, if the PRC government tightens the money supply in the near future, banks could be less inclined to incur credit risk and extend loans to Chinese SMEs, which could negatively affect WFG’s guarantee business.

Market Interest Rates in China

Commissions from guarantee services and interest from financial leasing services are dependent on market interest rates in China. China has cut its benchmark interest rate six times, with a total decrease of 150 basis points, during the past 12 months, and further cuts in interest rates may be implemented in the near future. Accordingly, WFG may have to cut the rates of its commissions for guarantee services as well as the interest rates it charges for financial leasing services, which could negatively affect WFG’s revenue and net profit for the near future.

WFG holds a significant amount of short-term investments in asset management products issued by banks and financial institutions, including government bonds, corporate bonds and central bank notes. The interest income on these assets is highly dependent on market interest rates in the market for investment products in general, and government bonds and corporate bonds in particular. We believe that recent reductions in interest rates in China will have a significant adverse impact on WFG’s interest income from short-term investments for the current quarter and for the remainder of the fiscal year ending June 30, 2016.

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WFG’s Ability to Expand its Business

WFG is currently in the initial stage of developing its financial leasing business. To date, the revenue generated from WFG’s financial leasing operations has not made a significant contribution to WFG’s performance. The success of WFG’s financial leasing operations will be dependent upon WFG’s ability to successfully develop and market its financial leasing services to targeted customers.

As noted below, WFG’s commissions and fees from financial guarantee services declined for the three months ended September 30, 2015 compared to the three months ended September 30, 2014, primarily as a result of WFG’s no longer providing guarantees for loans exceeding 10% of its net assets for any single customer, in order to comply with PRC regulations. Accordingly, in order to maintain and expand its revenues from financial guarantee services, WFG will need to be successful in its current efforts to expand its customer base, relying exclusively on loans that do not exceed such 10% limit.

Results of Operations

Three Months Ended September 30, 2015 Compared to Three months Ended September 30, 2014

	For the three months ended		Changes
	September 30, 2015	September 30, 2014	$	%
	(Unaudited)	(Unaudited)
Guarantee service income
Commissions and fees on financial guarantee services	$1,751,579	$2,164,369	$(412,790)	(19.1)%
Reversal of provision on financial guarantee services	319	15,923	(15,604)	(98.0)%
Commissions and fees on guarantee services, net	1,751,898	2,180,292	(428,394)	(19.6)%

Direct financing lease income
Direct financing lease interest income	473,752	565,262	(91,510)	(16.2)%
Interest expense for direct financing leases	(5,350)	(46,558)	41,208	(88.5)%
Provision for lease payment receivables	(4,137)	(7,688)	3,551	(46.2)%
Net direct financing lease interest income after provision for receivables	464,265	511,016	(46,751)	(9.1)%

Financial advisory and lease agency income	-	742,465	(742,465)	(100.0)%
Net revenue	2,216,163	3,433,773	(1,217,610)	(35.5)%

Non-interest income
Interest on short-term investment	3,587,140	3,982,007	(394,867)	(9.9)%
Total non-interest income	3,587,140	3,982,007	(394,867)	(9.9)%

Non-interest expense
Business taxes and surcharge	(126,961)	(79,394)	(47,567)	59.9%
Salaries and employee surcharges	(181,319)	(74,735)	(106,584)	142.6%
Rental expenses	(64,435)	(41,490)	(22,945)	55.3%
Other operating expenses	(389,357)	(304,219)	(85,138)	28.0%
Total non-interest expense	(762,072)	(499,838)	(262,234)	52.5%

Income before taxes	5,041,231	6,915,942	(1,874,711)	(27.1)%
Income tax expense	(384,577)	(713,536)	328,959	(46.1)%
NET INCOME	4,656,654	6,202,406	(1,545,752)	(24.9)%

Net Revenue

WFG’s net revenue consists of commissions and fees generated from its financial guarantee services, net direct financing lease interest income, and advisory fees generated from its financial advisory and lease agency businesses. Net commissions and fees on financial guarantee services, net direct financing lease interest income, and financial advisory and lease agency income for the three months ended September 30, 2015 were $1.8 million, $0.5 million and nil, respectively, accounting for 79.1%, 20.9% and 0.0%, respectively, of WFG’s net revenue

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The following table breaks down the components of net revenue:

	For the three months ended
	September 30, 2015		September 30, 2014		Changes
	USD	Percentage of Revenue	USD	Percentage of Revenue	$	%
Net commission and fees on guarantee services	$1,751,898	79.1%	$2,180,292	63.5%	$(428,394)	(19.6)%
Net direct financing lease interest income	464,265	20.9%	511,016	14.9%	(46,751)	(9.1)%
Financial advisory and agency income	-	0.0%	742,465	21.6%	(742,465)	(100.0)%
Total	$2,216,163	100.0%	$3,433,773	100.0%	$(1,217,610)	(35.5)%

Net revenue decreased by $1.2 million or 35.5% to $2.2 million for the three months ended September 30, 2015, compared to $3.4 million for the three months ended September 30, 2014. The decrease was primarily attributable to a decrease of $0.4 million in net commissions and fees on financial guarantee services and a decrease of $0.7 million in financial advisory and lease agency income.

Guarantee Service Income

Commissions and fees on financial guarantee services

Commissions and fees are generated from financial guarantee services that WFG provides to customers. WFG typically charges commission and fees from 4% to 6% of the principal amount of the loans it guarantees, as well as risk assessment fees for first time customers. Commissions and fees on financial guarantee services decreased by $0.4 million or 19.1% to $1.8 million for the three months ended September 30, 2015, compared to $2.2 million for the three months ended September 30, 2014. The decrease was primarily attributable to the expiration in March 2015 of guarantee contracts with WFG’s two largest customers, which accounted for approximately 50.2% of the total outstanding balances of loans guaranteed by WFG as of September 30, 2014. After the contracts of the two largest customers expired in March, 2015, WFG stopped providing guarantees for loans exceeding 10% of its net assets for any single customer, in order to comply with the requirements of Interim Measures for Guarantee Business of the PRC. The expired guarantee contracts were not fully replaced with new contracts.

Provision for guarantee losses

Based on its historical experience and analysis of the economic environment in the PRC, WFG estimated probable losses from its guarantee business to be 1% of amounts guaranteed and made equivalent provision for possible losses on its guarantees. There was $319 of reversal of the provision for guarantee losses for the three months ended September 30, 2015, as the total outstanding balances of guaranteed loans decreased from $181.2 million as of September 30, 2014 to $121.1 million as of September 30, 2015.

The following table shows changes in the allowances on financial guarantee services for the three months ended September 30, 2015 and 2014:

	For the three months ended
	September 30, 2015	September 30, 2014
	(Unaudited)	(Unaudited)
Beginning balance	$1,261,868	$1,826,768
Provision	-	-
Write-off	-	-
Reversal of provision	(319)	(15,923)
Effect of foreign exchange rate	(50,559)	918
Ending balance	$1,210,990	$1,811,763

Commissions and fees on guarantee services, net

As a result of the foregoing, net commissions and fees from guarantee services decreased by $0.4 million or 19.6% to $1.8 million for the three months ended September 30, 2015, compared to $2.2 million for the three months ended September 30, 2014.

Direct financing lease income

Direct financing lease interest income

Direct financing lease interest income is generated from payments under direct financing leases with customers. Direct financing lease interest income decreased by $0.1 million or 16.2% to $0.5 million for the three months ended September 30, 2015, compared to $0.6 million for the three months ended September 30, 2014. The decrease was primarily attributable to the expiration of existing financing leases that were not fully replaced with new financing leases.

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Interest expense for direct financing leases

Interest expense for direct financing leases represents interest incurred on long-term loans WFG receives from banks and other financial institutions to fund direct financing leases. Interest expense for direct financing leases decreased by $41,208 or 88.5% to $5,350 for the three months ended September 30, 2015, compared to $46,558 for the three months ended September 30, 2014. The decrease was primarily attributable to a decrease in the balance of outstanding loans.

Provision for lease payment receivables

WFG accrues allowances for impairment of its investment in direct financing leases based on historical experience and an estimate of collectability of lease receivables. The provision for lease payment receivables decreased by $3,551 or 46.2% to $4,137 for the three months ended September 30, 2015 from $7,688 for the three months ended September 30, 2014. The decrease was attributable to a decrease in the total amount of minimum lease payment receivables for the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

Net direct financing lease interest income after provision for receivables

As a result of the foregoing, net direct financing lease interest income after provision for lease payment receivables decreased by $46,751 or 9.1% to $464,265 for the three months ended September 30, 2015, compared to $511,016 for the three months ended September 30, 2014.

Financial advisory and lease agency income

WFG provides consulting, advisory and agency services to assist customers in developing and accessing suitable financing solutions, and receives advisory fees or lease agency fees as compensation for these services. No consulting, advisory or agency services were provided and no financial advisory and lease agency income was generated during the three months ended September 30, 2015 compared to $742,465 for the three months ended September 30, 2014, as WFG did not have any active financial advisory contracts during the three months ended September 30, 2015.

Non-interest income

Interest on short-term investments

Interest on short-term investments decreased by $0.4 million to $3.6 million for the three months ended September 30, 2015, compared to $4.0 million for the three months ended September 30, 2014. The decrease was primarily a combined result of a decrease in the rate of return, partially offset by an increase in the average balances of the short-term investments. The average rate of return on short-term investments decreased to 2.0% for the three months ended September 30, 2015 from 2.7% for the three months ended September 30, 2014, due to a decrease in the benchmark interest rate in China. The average balance of short-term investments was $182.1 million for the three months ended September 30, 2015, compared to $147.0 million for the three months ended September 30, 2014.

Non-interest expenses

Non-interest expenses mainly consisted of business tax and surcharges, salaries and benefits for employees, office rental expenses, travel expenses, entertainment expenses, depreciation of equipment, professional fees, consulting fees and office supplies. Non-interest expenses increased by $0.3 million or 52.5% to $0.8 million for the three months ended September 30, 2015, compared to $0.5 million for the three month ended September 30, 2014. The increase was primarily attributable to increases in salaries and consulting fees, consistent with WFG’s expansion of its business.

Income taxes

WFG’s PRC subsidiaries are subject to income tax at an annual rate of 25% pursuant to the Corporate Income Tax Law of the PRC and related regulations. Under Tax Regulation Caishui [2012] No. 25 issued by the Ministry of Finance of the PRC, institutions providing guarantees for loans to SMEs are permitted to deduct from taxable income (i) a reserve for guarantee losses equal to 1% of the balance of liabilities guaranteed by the company as of the end of each year and (ii) a reserve equal to 50% of the current year’s guarantee income. In each case, the balance of the reserve as of the end of the previous year is required to be added to the current year’s taxable income. Actual guarantee income losses incurred by institutions providing guarantees for loans to SMEs are required to be first applied as a write-off of reserve for guarantee income, and any guarantee income losses in excess of the reserve are deductible from the current year’s taxable income. Under Ministry of Finance Tax Regulation Caishui [2008] No.1, income from investments in asset management products is exempt from taxation.

Income tax expense decreased by $0.3 million or 46.1% to $0.4 million for the three months ended September 30, 2015, compared to $0.7 million for the three months ended September 30, 2014. The increase was primarily attributable to a decrease in net income.

Net income

As a result of the above, net income decreased by $1.5 million or 24.9% to $4.6 million for the three months ended September 30, 2015, compared to $6.2 million for the three months ended September 30, 2014.

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Critical Accounting Policies and Estimates

Basis of presentation

The unaudited interim consolidated financial statements of WFG and its subsidiaries are prepared and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The interim financial information as of September 30, 2015 and for the three months ended September 30, 2015 and 2014 has been prepared without audit in accordance with Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, which are normally included in annual financial statements prepared in accordance with U.S. GAAP, have been omitted from interim financial statements in accordance with rules and regulations of the SEC. The interim consolidated financial information should be read in conjunction with WFG’s audited financial statements, and the notes thereto, for the fiscal year ended June 30, 2015 included in Wins Finance Holdings Inc.’s Current Report on Form 8-K filed with the SEC on October 30, 2015.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of WFG’s financial position as of September 30, 2015, its results of operations and its cash flows for the three months ended September 30, 2015 and 2014, as applicable, have been made. The unaudited interim results of operations are not necessarily indicative of the operating results for the full fiscal year or any future periods.

The consolidated financial statements include the financial statements of WFG and its subsidiaries, including its wholly-owned foreign enterprise subsidiaries (or “WFOEs”) in the PRC.

A subsidiary is an entity as to which WFG (i) directly or indirectly controls more than 50% of the voting power; or (ii) has the power to appoint or remove the majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

All significant inter-company transactions and balances have been eliminated upon consolidation.

Reclassifications

Certain amounts have been reclassified to conform to the current presentation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management reviews these estimates using information then currently available. Changes in facts and circumstances may cause WFG to revise its estimates. Material estimates that are particularly susceptible to significant change in the near-term include the determination of the allowances for doubtful accounts receivable and for guarantee losses.

Significant accounting estimates reflected in the financial statements include: (i) the allowance for doubtful receivables; (ii) estimates of losses on unexpired contracts and financial guarantee service contracts; (iii) accrual of estimated liabilities; (iv) useful lives of long-lived assets; (v) impairment of long-lived assets; (vi) valuation allowance for deferred tax assets; and (vii) contingencies.

Operating segments

ASC 280, Segment Reporting, requires companies to report financial and descriptive information about their reportable operating segments, including segment profit or loss, certain specific revenue and expense items, and segment assets. All of WFG’s activities are interrelated, and each activity is dependent and assessed based on how each of the activities of WFG supports the others.

WFG’s chief operating decision-maker (“CODM”) has been identified as the Chief Executive Officer, who reviews operating results to make decisions about allocating resources and assessing performance for both the financing lease business and the guarantee business. WFG’s net revenues are all generated from customers in the PRC. Hence, WFG operates and manages its business within one reportable segment, which is to provide financial services in the PRC domestic market. For the three months ended September 30, 2015 there was one customer that accounted for more than10% of WFG’s revenue. This customer accounted for 12% and 9%, respectively, of WFG’s total revenue for the three months ended September 30, 2015 and 2014.

As of September 30, 2015, two customers accounted for 11.4% and 11.5%, respectively, of the aggregate balances of loans guaranteed by Dongsheng Guarantee . As of September 30, 2014, two customers accounted for 32.3% and 17.9%, respectively, of the aggregate balances of loans guaranteed by Dongsheng Guarantee. No other customers accounted for over 10% of such aggregate balances as of September 30, 2015 and September 30, 2014.

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Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, cash in banks and highly liquid investments with original maturities of three months or less that are unrestricted as to withdrawal and use.

Restricted Cash

Restricted cash represents cash pledged to banks by WFG’s subsidiary Dongsheng Guarantee, as guarantor for guarantee business customers. The banks providing loans to WFG’s guarantee service customers generally require WFG, as the guarantor of the loans, to pledge a cash deposit of 10% to 20% of the guaranteed amount to an escrow account that is restricted from use. The deposit is released after the guaranteed bank loan is paid off and Dongsheng Guarantee’s guarantee obligation expires, which is usually within 12 months from the time the loan and guarantee are initiated.

Short-term investments

Investments in non-marketable asset management products issued by banks and financial institutions (the issuers) with original maturities of one year to five years that could be redeemed or are transferable at any time are classified as short-term investments under the cost method. WFG’s asset management products are managed by banks and financial institutions and are invested in fixed-income financial products that are permitted by the China Securities Regulatory Commission (“SRC”), such as government bonds, corporate bonds and central bank notes. The investment portfolios of these products are not disclosed to WFG by the banks or financial institutions. If the banks and financial institutions are required to redeem these investments, they will redeem them at a price equal to the outstanding principal plus accrued and unpaid interest. WFG carries these cost-method investments at cost and only adjusts for other-than-temporary impairments and distributions of earnings. Management regularly evaluates the impairment of these cost-method investments at the individual security level. If the fair value of an investment is less than its amortized cost basis at the balance sheet date of the report period for which impairment is being assessed, management will determine whether the decline in fair value is temporary or permanent. If the decline in fair value is other than temporary, the cost basis of the individual security is written down to fair value as the new cost basis and the amount of the write-down is included in current earnings. There is no impairment noted for either of the reporting periods presented herein.

Interest income from short-term investments is recognized when WFG’s right to receive payment is established. Accrued but unpaid interest income is recorded as interest receivable in the accompanying unaudited consolidated balance sheets.

Financial guarantee service contracts

WFG’s financial guarantee service contracts protect lenders by providing Dongsheng Guarantee’s agreement to pay an obligor’s obligations to a holder of the debt if the obligor fails to pay the obligations when they become due.

The contract amounts reflect the extent of involvement that WFG has in the guarantee transactions and also represent Dongsheng Guarantee’s maximum exposure to credit loss. Under PRC regulations, the maximum amount Dongsheng Guarantee may provide to its financial guarantee customers is 10 times its net assets. As of September 30, 2015, the net assets of Dongsheng Guarantee were $194 million.

Guarantees paid on behalf of guarantee service customers

As guarantor of guarantee service customers’ loans from banks and financial institutions, Dongsheng Guarantee is obligated to repay to the banks or financial institutions the unpaid principal and accrued interest of the loans if and when customers default on the loans. Repayments on behalf of guarantee service customers are recorded as guarantees paid on behalf of guarantee service customers in WFG’s consolidated balance sheets. As of September 30, 2015 and June 30, 2015, uncollected guarantees paid on behalf of guarantee service customers from guarantee service customers on whose behalf Dongsheng Guarantee repaid the loans were $607,936 and $633,313, respectively.

Provision for Guarantee Losses

A provision for possible losses to be absorbed by Dongsheng Guarantee for financial guarantees it provides is recorded as an accrued liability when the guarantees are made and recorded as “Allowance on financial guarantee services” in the consolidated balance sheets. This accrued liability represents probable losses and is increased or decreased by accruing a “Provision on financial guarantee services” against commission and fee income from guarantee services throughout the terms of the guarantees as necessary when additional relevant information becomes available.

Dongsheng Guarantee performs quarterly reviews and estimates of the liability for possible guarantee losses under existing guarantee contracts. The methodology used for such reviews and estimates considers the guarantee contract amounts and a variety of factors, which include, depending on the counterparty, the latest financial position and performance of the borrowers, actual defaults, estimated future defaults, historical loss experience, estimated value of collateral or guarantees the costumers or third parties offered, and other economic conditions, such as economic trends in the area and the country. The estimates are based upon information available at the time the estimates are made. It is possible that prior experience and default history of the borrowers are not indicative of future losses on guarantees made. Any increase or decrease in the provision would affect WFG’s consolidated income statements in future years.

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Dongsheng Guarantee estimated probable losses from its guarantee business to be 1% of amounts guaranteed and made provisions for guarantee losses in the amount of $319 and $15,923 for the three months ended September 30, 2015 and 2014, respectively. No guarantees were written off during the three months ended September 30, 2015 and 2014.

In cases where heightened risk is detected as a result of factors indicating that a customer is having difficulty repaying the underlying financing, such as a default in making interest payments, material changes to the customer’s business, or deterioration of financial condition and cash flow support, WFG classifies the contracts as “abnormal contracts”; contracts without such heightened risk indicators are classified as “normal contracts”. For abnormal contracts, WFG’s subsidiary Dongsheng Guarantee generally initiates negotiations with the customer about possible improvement or remediation measures, such as an improvement plan for cash flow management, third-party support, extension plans and similar measures, and implements close supervision of the remediation measures adopted and closely monitors the value and status of the collateral securing the underlying loans. Additional allowances for guarantee losses will be provided if Dongsheng Guarantee determines, based on its assessment, that the guarantees made on behalf of a customer will not be fully recovered from the customer.

There were no guarantee contracts classified as abnormal contracts as of September 30, 2015 or June 30, 2015.

Depending on the results of WFG’s reviews and its estimate of the liability for possible guarantee losses under existing guarantee contracts, Dongsheng Guarantee may require the customers and/or counter-guarantors to post collateral, consisting primarily of land use rights and real estate property ownership and, to a lesser extent, accounts receivable and equity interests in other business entities. Usually, the collateral is required to have a value that is greater than the amount of the underlying guaranteed loan. Dongsheng Guarantee reviews the status and value of the collateral as one of the factors when determining the provision for guarantee losses. The value of the collateral is not recorded in the financial statements, as it is not treated as an asset or liability of WFG. The value of the collateral held for outstanding guaranteed loans was approximately $177 million and $176 million as of September 30, 2015 and June 30 2015, respectively.

Net investment in direct financing leases

Lease contracts that Jinshang Leasing enters with financing lease customers transfer substantially all the rewards and risks of ownership of the leased assets, other than legal title, to the customers. These financing lease contracts are accounted for as direct financing leases in accordance with ASC 840-10-25 and ASC 840-40-25. At the inception of a transaction, the cost of the leased property is capitalized at the present value of the minimum lease payment receivables and the unguaranteed residual value of the property at the end of the lease. The difference between the sum of (i) the minimum lease payment receivables and the unguaranteed residual value and (ii) the cost of the leased property is recognized as unearned income. Unearned income is recognized over the period of the lease using the effective interest rate method.

Net investment in direct financing leases is recorded at net realizable value consisting of minimum lease payments to be received, less allowance for uncollectible lease payment obligations, as needed, and less unearned income. The allowance for lease payment receivable losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Jinshang Leasing’s loss history, known and inherent risks in the transactions, adverse situations that may affect the lessee’s ability to repay, the estimated value of any underlying asset, current economic conditions and other relevant factors. This evaluation is inherently subjective, as it requires material estimates that may be susceptible to significant revision as more information becomes available. While management uses the best information available upon which to base estimates, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used for the purposes of analysis. Jinshang Leasing provides “Specific Allowances” for the lease payment receivables in lease transactions if any specific collectivity risk is identified, and “General Allowances”, based on the total minimum lease payment receivable balances of those transactions with no specific risk identified, to be used to cover unidentified probable losses. The General Allowances are set at 1% of total lease receivable balances with no specific risk identified.

The General Allowances Jinshang Leasing provided as of September 30, 2015 and June 30, 2015 were $294,359 and $302,401, respectively, and the Specific Allowances were nil as of both September 30, 2015 and June 30, 2015. Jinshang Leasing made $4,137 and $7,688, respectively, in provision for General Allowances during the three months ended September 30, 2015 and 2014, respectively. There was $1,009,171 written off against the Specific Allowance during the three months ended September 30, 2014 and no minimum lease payment receivable was written off against the General Allowance during the three months ended September 30, 2015 and 2014.

Revenue recognition

Revenue is recognized when there are probable economic benefits to WFG and when the revenue can be measured reliably, in accordance with the following:

Commission income and evaluation income from guarantee services

Commission income on guarantee services is recognized when guarantee contracts have been made whereby the related guarantee obligations have been accepted, the economic benefits associated with the guarantee contracts will probably be realized, and the amount of revenue associated with the guarantee contracts can be measured reliably. Commission income, determined based on the total fees provided for in the guarantee contracts, is recorded in full at inception as unearned income and is recognized as commission income in the income statement over the period of the guarantee using the straight-line method. The agreed commission is generally 4% to 6% of the guaranteed amount for 12 months, which represents the estimated fair value of non-contingent guarantee liabilities at the inception of the guarantee.

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Dongsheng Guarantee charges its financial guarantee customers a one-time fee for evaluations Dongsheng Guarantee performs as to the likelihood that customers are qualified to apply for loans from banks and other financial institutions. Evaluation income is recognized upon the completion of the evaluation.

Direct financing lease interest income

Direct financing lease interest income is recognized on an accrual basis using the effective interest method over the whole period of the lease by applying the rate that discounts the estimated future minimum lease payment receivables through the period of the lease to the amount of the net investment in the direct financing lease at the inception.

The accrual of financing lease interest income is discontinued when a customer becomes 90 days or more past due on its lease or interest payments to Jinshang Leasing, unless WFG believes the interest is otherwise recoverable. Leases may be placed on non-accrual earlier if WFG has significant doubt about the ability of the customer to meet its lease obligations, as evidenced by consistent delinquency, deterioration in the customer’s financial condition or other relevant factors. Payments received while the lease is on non-accrual are applied to reduce the amount of the recorded value. WFG resumes accruing the interest income when WFG determines that the interest has again become recoverable, as, for example, if the customer resumes payment of the previous interest, and shows material improvement in its operating performance, financial position, and similar indicators.

Financial advisory and lease agency income

Jinshang Leasing and Dongsheng Guarantee provide financing solutions to customers and receive advisory fees as compensation. The advisory fees are recognized as income during the service period as the related service obligations are completed.

As a licensed finance lease company, Jinshang Leasing acts as agent in finance lease transactions between other finance lessors and lessees, or between banks and lessees. Jinshang Leasing neither receives the benefit of receiving the lease payments nor assumes the repayment obligations in these transactions. The lease agency income and advisory fees received in these transactions are recognized as income on a net basis during the service period as the related service obligations are completed.

Jinshang Leasing acts as a financing agency between other financial leasing companies that need capital and financial institutions that are willing to provide capital. Other financial leasing companies factor to Jinshang Leasing their right to collect capital lease receivables in order to obtain capital from Jinshang Leasing, and Jinshang Leasing factors to other financial institutions its right to collect debts from these financial lease companies in order to finance a portion of the capital that Jinshang Leasing provides to other financial lease companies. All of these factoring transactions are structured with recourse rights to the assignor of the receivables. Financial agency income that Jinshang Leasing earns from factoring transactions is accrued monthly as net interest income and payments that Jinshang Leasing makes on factoring loans from financial institutions are accrued monthly as interest cost, in each case in accordance with the terms of the factoring loan contracts.

Property and equipment

Plant and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful lives of the assets with 3% to 5% salvage value. Average estimated useful lives of property and equipment are from two to five years.

WFG eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the corresponding accounts and includes any gain or loss in the statements of income. WFG charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and improvements of equipment are capitalized.

Impairment of long-lived assets

WFG applies the provisions of ASC No. 360 Sub topic 10, “Impairment or Disposal of Long-Lived Assets”(ASC 360- 10) issued by the Financial Accounting Standards Board (“FASB”). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the asset. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

WFG tests long-lived assets, including property and equipment and finite lived intangible assets, for impairment at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount of the assets is greater than their fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. WFG considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, WFG measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows at the rate WFG utilizes to evaluate potential investments. WFG estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses on long-lived assets for the three months ended September 30, 2015 and 2014.

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Fair value measurements

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information for financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.

Topic 825 excludes certain financial instruments and all nonfinancial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of WFG.

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

As of September 30, 2015 and June 30, 2015, financial instruments of WFG primarily consisted of cash, restricted cash, short-term investments accounts receivable, other receivables and bank loans, which were carried at cost on the consolidated balance sheets, and carrying amounts approximated their fair values because of their generally short maturities.

Foreign currency translation

WFG’s functional currency is the United States Dollar (“USD”). The functional currency of Jinshang Leasing and Dongsheng Guarantee is the Chinese Yuan, or Renminbi (“RMB”).

For financial reporting purposes, the financial statements of Jinshang Leasing and Dongsheng Guarantee are prepared using RMB and translated into WFG’s functional USD currency at the exchange rates quoted by www.oanda.com. Assets and liabilities are translated using the exchange rate at each balance sheet date. Revenue and expenses are translated using average rates prevailing during each reporting period, and shareholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in shareholders’ equity.

	September 30, 2015	June 30, 2015
	(Unaudited)
Balance sheet items, except for equity accounts	6.3638	6.1088

	For the three months ended September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Items in the statements of income and comprehensive income, and statements of cash flows	6.2680	6.1547

Income taxes

WFG accounts for income taxes in accordance with FASB ASC Topic 740, “Income Taxes.” ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment of the changes.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Comprehensive income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statements of operations and comprehensive income.

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Accumulated other comprehensive income as presented on the balance sheets represents cumulative foreign currency translation adjustments.

Commitments and contingencies

In the normal course of business WFG is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among other things, government investigations and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies,” WFG records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Recent issued accounting pronouncements

There were various accounting standards and updates recently issued, none of which are expected to have a material impact on WFG's financial position, results of operations, or cash flows.

Liquidity and Capital Resources

WFG’s principal sources of liquidity to fund its working capital and other capital requirements have been equity contributions from its shareholders, cash flows from its operations and bank loans. Cash is necessary for pledges to banks to secure WFG’s loan guarantee obligations, for WFG to provide direct lease financing to its customers, for WFG to repay bank loans, and for WFG to make default payments under guarantees in the event of defaults by its customers. Cash is also used for WFG to pay employee salaries, office rental expenses, income taxes and other operating expenses.

WFG’s management believes that current levels of cash and anticipated cash flows from its operations are sufficient to meet WFG’s anticipated cash needs over the next 12 months. However, WFG may require additional cash resources due to changes in business conditions or other future developments, or in order for WFG to pursue opportunities for investment, acquisition, strategic cooperation or other corporate activities. If WFG’s management determines that requirements for additional cash resources exceed the amount of WFG’s then cash and cash equivalents, WFG may raise cash by offering and selling debt or equity securities of WFG or by obtaining a bank credit facility.

The following table sets forth a summary of the key components of WFG’s cash flows for the three months ended September 30, 2015 and 2014:

	For the three months ended
	September 30,
	2015	2014
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$1,783,910	$10,487,659
Net cash (used in) investing activities	(4,614,544)	(12,852,170)
Net cash (used in) financing activities	(60,851)	(521,611)
Effect of exchange rate change on cash and cash equivalents	(352,491)	14,882
Net decrease in cash and cash equivalents	$(3,243,976)	$(2,871,240)

Net cash provided by operating activities was approximately $1.8 million for the three months ended September 30, 2015, and $10.5 million for the three months ended September 30, 2014. The net cash provided by operating activities for the three months ended September 30, 2015 mainly consisted of $4.7 million in cash generated from net income, offset by $2.7 million in interest income which was not collected from interest receivables. The net cash provided by operating activities for the three months ended September 30, 2014 mainly consisted of $6.2 million in cash generated from net income, $5.4 million in cash collected from investments in direct financing leases and $3.8 million in cash collected from financial guarantee services, offset by $3.8 million in interest income which was not collected from interest receivables and $ 2.5 million in unearned income which had been collected earlier from commission income.

Net cash used in investing activities was approximately $4.6 million for the three months ended September 30, 2015 and $12.9 million for the three months ended September 30, 2014. Net cash of $4.6 million used in investing activities for the three months ended September 30, 2015 mainly consisted of (a) $11.2 million used in purchases of short-term investments, partially offset by a cash inflow consisting of the proceeds from short-term investments of $8.0 million and (b) $29.2 million in cash deposited in banks as security for WFG’s financial guarantee services, partially offset by a cash inflow of $27.7 million in security deposits released by banks. Net cash of $12.9 million used in investing activities for the three months ended September 30, 2014 mainly consisted of (a) $8.1 million used in purchases of short-term investments, (b) $29.0 million in cash deposited in banks as security for WFG’s financial guarantee services, partially offset by a cash inflow of $16.2 million in security deposits released by banks, and (c) offset by $8.2 million of cash inflow from loans repayment by owners.

Net cash used in financing activities was approximately $60,851 for the three months ended September 30, 2015 and $0.5 million for the three months ended September 30, 2014. Net cash used in financing activities for the three months ended September 30, 2015 mainly consisted of $0.06 million used to repay long-term loans. Net cash provided by financing activities for the three months ended September 30, 2014 mainly consisted of $0.4 million in loans repaid to owners.

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Commitments and Contractual Obligations

The following table presents WFG’s material contractual obligations as of September 30, 2015:

		Less than
Contractual Obligations	Total	1 year	1-2 years	2-3 years	3-4 year	4-5 year
Bank Loans for Capital Lease Business	$431,381	$-	$2,920	$31,428	$31,428	$365,605
Operating Lease Obligations	699,985	279,994	279,994	139,997	-	-
	$1,131,366	$279,994	$282,914	$171,425	$31,428	$365,605

Off-balance Sheet Arrangements

WFG enters into financial guarantee contracts with bank lenders pursuant to which WFG provides guarantees on behalf of borrowers to help them obtain loans from banks. The aggregate contract amounts reflect the extent of involvement WFG has in the guarantee business and also represents its maximum exposure to credit loss. WFG is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its borrowers. Financial instruments representing credit risk are as follows:

	September 30, 2015	June 30, 2015
Guarantee Balance	$121,099,029	$126,186,812

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Unaudited consolidated financial statements of WFG, including balance sheets as of September 30, 2015 and June 30, 2015; consolidated statements of income and comprehensive income for the three months ended September 30, 2015 and 2014; consolidated statements of changes in shareholders’ equity for the three months ended September 30, 2015 and 2014; and consolidated statements of cash flows for the three months ended September 30, 2015 and 2014, are attached to this Amendment No. 1 as Exhibit 99.1 and incorporated herein by reference.

(b)	Pro Forma Financial Information.

Unaudited pro forma condensed combined consolidated financial statements of the registrant, including an unaudited pro forma condensed combined balance sheet as of September 30, 2015 companioning the unaudited historical consolidated balance sheet of WFG as of September 30, 2015 with the unaudited historical condensed consolidated balance sheet of the registrant’s predecessor Sino as of September 30, 2015, giving effect to the Transactions as if they had been consummated as of that date, and an unaudited pro forma condensed combined income statement for the three months ended September 30, 2015 combining the unaudited historical consolidated statement of income of WFG for the three months ended September 30, 2015 with the unaudited historical condensed consolidated statement of operations of Sino for the three months ended September 30, 2015, giving effect to the Transactions as if they had been consummated as of July 1, 2015, are attached to this Amendment No. 1 as Exhibit 99.2 and incorporated herein by reference.

(c)	Exhibits.

99.1	Financial Statements of Wins Finance Group Limited

99.2	Pro Forma Financial Information of the Registrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: December 8, 2015	WINS FINANCE HOLDINGS INC.

	By:	/s/ Richard Xu
Richard Xu, President

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